Exhibit 99.1
C4 Therapeutics Announces 2025 Milestones Across Clinical Portfolio of Degrader Medicines Pursuing Targets of High Unmet Need in Oncology
Cemsidomide Data Presented at American Society of Hematology (ASH) Annual Meeting Support Best-in-Class Profile; Program Advancing to Next Phase of Clinical Development in Multiple Myeloma and Non-Hodgkin’s Lymphoma
CFT1946 Phase 1 Trial Continues to Progress in BRAF V600X Solid Tumors With Monotherapy Dose Escalation Expected to Complete in 1H 2025; Data in Melanoma and Colorectal Cancer Expected in Second Half of 2025
CFT8919 Progressing Through Phase 1 Dose Escalation in Greater China; Phase 1 Data Will Inform Future Development Plans Outside of China
Cash Runway Expected to Fund Operations Into 2027
WATERTOWN, Mass., January 14, 2025 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today announced its anticipated 2025 milestones as it continues its evolution into becoming a fully integrated biotechnology company focused on orally bioavailable degraders.
“Stellar execution in 2024 has set up 2025 to be a pivotal year for the company as we work to generate important data that will position us to advance programs and bring degrader medicines to patients searching for new therapeutic options,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “The cemsidomide data presented at the ASH Annual Meeting in December support a potentially best-in-class profile and we are preparing for the next phase of development of this molecule. We continue to progress the CFT1946 Phase 1/2 study and will leverage data from the tumor specific cohorts to determine the development path for this program. In addition, we expect data from the CFT8919 Phase 1 dose escalation study run by our partner Betta Pharmaceuticals in China, which will define its potential for non-small cell lung cancer patients with the EGFR L858R mutation. We are excited about the degrader rationale for these programs, which we believe have the potential to deliver value for patients, caregivers, physicians and shareholders.”
ANTICIPATED 2025 MILESTONES
Cemsidomide: Cemsidomide is an oral degrader of IKZF1/3 for the potential treatment of relapsed/refractory (R/R) multiple myeloma (MM) and R/R non-Hodgkin’s lymphoma (NHL).
Multiple Myeloma
•Enable initiation of the next phase of clinical development to investigate cemsidomide in combination with dexamethasone in the late-line setting, and in combination with other MM agents for earlier lines of treatment. These new studies are expected to initiate in early 2026.
•Complete Phase 1 dose escalation and present data in the second half of 2025.
Non-Hodgkin’s Lymphoma
•Complete Phase 1 dose escalation and present data in the second half of 2025.
•Open expansion cohort(s) of the current Phase 1/2 trial in patients with peripheral T-cell lymphoma (PTCL) in the second half of 2025.

•Enable initiation of the next phase of clinical development to investigate cemsidomide monotherapy in later lines of therapy in PTCL. This new study is expected to initiate in early 2026.
CFT1946: CFT1946 is an oral degrader targeting BRAF V600 mutations for the potential treatment of solid tumors including colorectal cancer (CRC), melanoma and other malignancies with V600 mutations.
•Complete monotherapy Phase 1 dose escalation in BRAF V600 mutant solid tumors in the first half of 2025.
•Generate data from the Phase 1 cohorts exploring monotherapy CFT1946 in melanoma, CFT1946 in combination with cetuximab in CRC and CFT1946 in combination with trametinib in melanoma. Data from these cohorts will define and enable the next phase of development.
•Present Phase 1 data in the second half of 2025. These presentations will include: (1) monotherapy in BRAF V600 mutant solid tumors, (2) monotherapy expansion cohorts in melanoma, and (3) in combination with cetuximab in CRC.
CFT8919: CFT8919 is an oral degrader targeting EGFR bearing an oncogenic L858R mutation for the potential treatment of non-small cell lung cancer (NSCLC).
•Evaluate data from the Phase 1 dose escalation study in Greater China, which is led by partner Betta Pharmaceuticals, in patients with locally or advanced metastatic NSCLC harboring an EGFR L858R mutation. These data will be used to determine the next phase of development.
Discovery: C4T will continue to utilize its TORPEDO® platform to develop orally bioavailable degraders for oncology and non-oncology targets for internal research and collaboration programs. To further highlight its deep expertise in drug discovery, C4T plans to:
•Present and publish preclinical work from its internal pipeline and TORPEDO® platform.
•Advance internal and collaboration programs to key milestones.
2024 ACCOMPLISHMENTS
Cemsidomide: C4T advanced the Phase 1/2 clinical trial and delivered data reinforcing the potential of cemsidomide to become a backbone therapy of choice in MM and NHL where IKZF1/3 degradation is warranted.
Multiple Myeloma
•At ASH, presented data on cemsidomide in combination with dexamethasone. As of the data cutoff date of October 11, 2024, the dose level exploring 75 µg once daily (QD) achieved an overall response rate (ORR) of 36 percent. Cemsidomide was well-tolerated across all dose levels.
•The maximum tolerated dose has not yet been reached. Patients are enrolling in the 100 µg QD cohort.
Non-Hodgkin’s Lymphoma
•At ASH, presented data on cemsidomide monotherapy. As of the data cutoff date of October 11, 2024, cemsidomide demonstrated a 38 percent ORR across all subtypes and doses studied. In PTCL, cemsidomide achieved a 44 percent ORR and a 25 percent complete metabolic response rate.

•The maximum tolerated dose has not yet been reached. Patients are enrolling in the 75 µg QD cohort.
CFT1946: C4T advanced the Phase 1/2 clinical trial across multiple arms and delivered monotherapy data demonstrating proof of mechanism and early evidence of proof of concept.
•At the European Society of Medical Oncology (ESMO) Congress, presented monotherapy data demonstrating CFT1946 is well tolerated across all dose levels and demonstrates initial signs of anti-tumor activity across all dose levels.
•At the TPD Summit, presented new preclinical data demonstrating CFT1946 has the ability to cross the blood-brain barrier, with Kpu,u values in the range of 0.34 to 0.88.
•Progressed the Phase 1 monotherapy dose escalation study. Began enrolling patients across multiple exploratory cohorts: CFT1946 monotherapy in melanoma, CFT1946 in combination with trametinib in melanoma, and CFT1946 in combination with cetuximab in CRC.
CFT8919: Betta Pharmaceuticals, with C4T support, initiated the Phase 1 clinical trial of CFT8919 in Greater China.
Discovery: C4T further validated its TORPEDO® platform and advanced key research efforts.
•Delivered two development candidates for non-oncology targets to collaborator Biogen.
•Established a new collaboration with Merck KGaA, Darmstadt, Germany focused on two critical oncogenic proteins.
•Continued to progress its internal discovery portfolio of orally bioavailable degraders.
Corporate: C4T further strengthened its leadership across its management team and Board of Directors to supports its evolution into a fully integrated biotechnology company.
•Paige Mahaney, Ph.D., was appointed chief scientific officer. Dr. Mahaney is an experienced drug developer who has helped leading pharmaceutical companies build clinical portfolios across a wide range of disease indications and treatment modalities.
•C4T continued to evolve its governance by appointing three new members to its Board of Directors who bring deep experience across drug discovery, commercialization and lifecycle management.
Cash Guidance
C4T expects that its cash, cash equivalents and marketable securities as of December 31, 2024, together with anticipated collaboration expense reimbursements, but excluding any collaboration option or milestone payments, will enable the company to fund its operating plan into 2027.
JP Morgan Presentation
C4T will present at the 43rd Annual J.P. Morgan Healthcare Conference on Wednesday, January 15, 2025 at 2:15 pm PST (5:15 pm EST). A live webcast will be available under “Events & Presentations” in the Investors section of the company’s website at www.c4therapeutics.com. A replay of the webcast will be archived on the C4T website for at least two weeks following the presentation.
About C4 Therapeutics

C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
About Cemsidomide
Cemsidomide is an investigational, orally bioavailable small-molecule degrader designed to be a more potent and selective degrader of IKZF1/3, transcription factors that drive multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL), with unique pharmacokinetic properties. Clinical data has shown that cemsidomide is well-tolerated. In MM, cemsidomide displays evidence of anti-myeloma activity and immunomodulatory effects. In NHL, cemsidomide displays evidence of anti-lymphoma activity. More information may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).
About CFT1946
CFT1946 is an investigational, orally bioavailable brain penetrant small molecule degrader of BRAF V600 mutations in solid tumors currently being evaluated in a Phase 1/2 global clinical trial in patients refractory to BRAF inhibitors. CFT1946 is designed to be potent and selective against the BRAF V600 mutant form. Initial clinical data from the Phase 1 trial demonstrate that CFT1946 has a well-tolerated safety profile, demonstrates dose-dependent bioavailability and degradation of BRAF V600E protein, and demonstrates evidence of monotherapy anti-tumor activity. CFT1946 is the only degrader of BRAF V600 mutant solid tumors in clinical trials. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05668585).
About CFT8919
CFT8919 is an orally bioavailable allosteric degrader that is designed to be potent and selective against EGFR bearing an oncogenic L858R mutation. In preclinical studies, CFT8919 is active in in vitro and in vivo models of L858R driven non-small cell lung cancer. Importantly, CFT8919 retains full activity against additional EGFR mutations that confer resistance against approved EGFR inhibitors including L858R-C797S, L858R-T790M, and L858R-T790M-C797S.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement or cohort initiation; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our ability to replicate interim or early-stage results from our clinical trials in the results obtained when those clinical trials are completed or when those therapies complete later-stage clinical trials; regulatory developments in the United States and foreign countries; the anticipated timing and content of presentations of data from our clinical trials; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund our future operations will be available to us on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com